UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

SPRINGBIG HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 260
Boca Raton, Florida, 33487
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	SBIG	The Nasdaq Capital Market

Warrants, each exercisable for one share of Common Stock, at an exercise price of $11.50 per share	SBIGW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On May 26, 2023, SpringBig Holdings, Inc. (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”) and a securities purchase agreement (the “Purchase Agreement”) with certain purchasers, including the Insider Purchasers (as defined below) for the purchase and sale, in a registered public offering by the Company (the “Offering”) of 13,061,014 shares of its common stock, par value $0.0001 per share (“Common Stock”) at an at-the-market public offering price of $0.3037 per share, resulting in net cash proceeds to the Company of approximately $2.5 million, after deducting Placement Agent fees and estimated offering expenses payable by the Company. Additionally, $960,000 of the Senior Secured Original Issue Discount Convertible Notes due 2024 (the “Notes”) will be cancelled in exchange for 3,161,014 shares in the Offering at the public offering price in accordance with the terms of the Notes and the related securities purchase agreement, as amended. The Company currently intends to use the net cash proceeds it receives from the Offering for working capital and general corporate purposes, which may include, among other purposes, servicing its ongoing debt obligations under the Notes, which include the payment of $750,000 toward the principal owed under the Notes due on the closing date of the Offering, which was May 31, 2023.

The following Company executive officers and directors (the “Insider Purchasers”) agreed to purchase shares in the Offering at the public offering price pursuant to the Purchase Agreement, and such purchases settled on the closing date of the Offering:

Name	Shares Purchased	Total ($)
Jeffrey Harris, Chief Executive Officer and Chairman	658,544	$200,000
Steven Bernstein, Director	493,908	150,000
Amanda Lannert, Director	329,272	100,000
Paul Sykes, Chief Financial Officer	164,636	50,000
Patricia Glassford, Director	164,636	50,000
Jon Trauben, Director	82,318	25,000

Each of the Placement Agency Agreement and Purchase Agreement contains representations, warranties and covenants made by the Company that are customary for transactions of this type. In addition, pursuant to the terms of the Purchase Agreement, the Company and its executive officers and directors (including the Insider Purchasers) have entered into agreements providing that the Company and each of these persons may not, subject to limited exceptions, offer, sell, transfer or otherwise dispose of the Company’s securities (including any shares purchased in the Offering by the Insider Purchasers) for a period of 90 days following the date of the Purchase Agreement.

As compensation in connection with the Offering, the Company paid the Placement Agent a cash fee of 6% of the aggregate gross proceeds raised in the Offering, except that cash fee was 3% with respect to certain investors, plus reimbursement of certain expenses and legal fees.

The shares of Common Stock were offered pursuant to the Registration Statement on Form S-1 (File No. 333-271353), as amended, filed with the Securities and Exchange Commission (the “Commission”), and declared effective by the Commission on May 25, 2023.

The information set forth above is qualified in its entirety by reference to the actual terms of the Purchase Agreement and the Placement Agency Agreement, forms of which are filed as Exhibits 10.1 and 10.2, respectively, and which are incorporated herein by reference. The Placement Agency Agreement and Purchase Agreement are attached hereto as exhibits to provide interested persons with information regarding their terms, but are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Placement Agency Agreement and Purchase Agreement were made only for purposes of such agreements as of specific dates indicated therein, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreements.

Item 7.01.	Regulation FD Disclosure
On May 26, 2023, the Company issued a press release announcing that it had priced the Offering, a copy of which is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

On June 1, 2023, the Company issued a press release announcing that it had closed the Offering, a copy of which is attached as Exhibit 99.2 to this Current Report and is incorporated herein by reference.

Information contained on or accessible through any website reference in the press release is not part of, or incorporated by reference in, this Current Report, and the inclusion of such website addresses in this Current Report by incorporation by reference of the press release is as inactive textual references only.

The information contained in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” with the Commission for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1
Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-271353) filed with the Commission on May 25, 2023).

10.2
Form of Placement Agency Agreement (incorporated by reference to Exhibit 10.16 to the Company’s Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-271353) filed with the Commission on May 25, 2023).

99.1	Company Press Release, dated May 26, 2023, announcing the pricing of the Offering.
99.2	Company Press Release, dated June 1, 2023, announcing the closing of the Offering.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

June 1, 2023	By:	/s/ Jeffrey Harris
Name: Jeffrey Harris
Title: Chief Executive Officer